Exhibit 99.1

TIMCO Aviation Services, Inc. Announces Second Quarter 2005 Results of Operations

GREENSBORO, N.C., Aug. 12 /PRNewswire-FirstCall/ -- TIMCO Aviation Services, Inc. (OTC Bulletin Board: TMAS) today announced its results of operations for the quarter and six months ended June 30, 2005.

Revenue for the 2005 second quarter was $81.1 million, an increase of $2.9 million over revenues of $78.2 million for the second quarter of 2004. Net income for the quarter was $1.3 million ($0.01 per basic and $0.00 per diluted share), compared to a net loss of $0.2 million ($0.01 per basic and diluted share) for the second quarter of 2004.

Revenue for the first six months of 2005 was $171.8 million, an increase of $10.3 million over revenues of $161.5 million for the first half of 2004. Net income for the first half of 2005 was $2.5 million ($0.02 per basic and $0.01 per diluted share), compared to a net loss of $0.1 million ($0.00 per basic and diluted share) for the comparable period in 2004.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “Our 2005 second quarter and six month results of operations are evidence that the steps that we have been taking to drive improvements in our operations are paying off. We are seeing increased demand for the products and services that we offer, and we believe that we are well positioned to capitalize on the trend toward contract maintenance in the airline industry.”

Gil West, the Company’s President and Chief Operating Officer, stated: “While a significant portion of our business continues to be airframe heavy maintenance, more and more of our business relates to other services that we offer. In that regard, we are continuing to expand our line maintenance operations, and we now operate eight line maintenance stations compared to the six stations we operated at the end of last year. Demand remains strong for our engineering and interiors products and services and we intend to open our new CFM-56 engine repair facility by the end of 2005. By adding additional product and service offerings, we hope to be the vendor of choice to our current and future customers, providing solutions to meet their aircraft maintenance, repair and overhaul requirements.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at http://www.timco.aero.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

TIMCO Aviation Services, Inc.
($ thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,

	2005	2004	2005	2004

Operating revenue	$81,114	$78,172	$171,796	$161,502
Gross Profit	7,527	7,008	16,956	13,099
Gross Profit Percentage	9.3%	9.0%	9.9%	8.1%
Income (loss) from continuing operations	1,280	(392)	2,431	(1,245)
Income from discontinued operations, net of income taxes	44	144	99	1,115
Net income (loss)	$1,324	$(248)	$2,530	$(130)
Basic income (loss) per share	$0.01	$(0.01)	$0.02	$0.00
Diluted income (loss) per share	$0.00	$(0.01)	$0.01	$0.00

 SOURCE  TIMCO Aviation Services, Inc.
          -0-                                                            08/12/2005
          /CONTACT:  Roy T. Rimmer, Jr., Chairman & Chief Executive Officer, or Fritz Baumgartner, Vice President Finance, Chief Accounting Officer, or Kevin Carter, Vice President Treasurer, Financial Planning and Analysis, all of TIMCO Aviation Services, Inc., +1-336-668-4410/
          /Web site:  http://www.timco.aero/
          (TMAS)